Exhibit 99.1

Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08 Bermuda t. 441.299.9375 www.assuredguaranty.com

Press Release

Assured Guaranty Ltd. Reports Third Quarter 2007 Net Loss Due to Previously Announced Unrealized Mark-to-Market Loss on Derivatives; Operating Income Per Diluted Share Rises 32%

Hamilton, Bermuda, November 6, 2007 – Assured Guaranty Ltd. (NYSE: AGO) (“Assured” or the “Company”) reported a net loss of $115.0 million, or $1.70 per diluted share, for the quarter ended September 30, 2007 compared to net income of $37.9 million, or $0.51 per diluted share, for the third quarter of 2006. The decline in net income was primarily due to an after-tax unrealized mark-to-market loss on derivatives that was announced by the Company on October 22, 2007 of $162.9 million, or $2.40 per diluted share, on financial guaranties written in credit default swap (“CDS”) contract form. The CDS contracts are substantially similar to Assured's insurance contracts as they provide protection against a payment default on the underlying security.

For the third quarter of 2007, operating income, a non-GAAP financial measure, rose to $48.2 million, or $0.70 per diluted share, compared to operating income of $39.0 million, or $0.53 per diluted share, for the third quarter of 2006, up 24% and 32%, respectively. See “Explanation of Non-GAAP Financial Measures” below for an explanation of operating income and other non-GAAP financial measures referenced in this press release. The growth in operating income per diluted share was due to the 24% growth in operating income combined with the 7% decline in average diluted shares outstanding compared to the prior period. The decline in shares outstanding resulted from the Company’s $150 million share repurchase completed in the fourth quarter of 2006.

“Assured’s accomplishments in the quarter, including the upgrade of Assured Guaranty Corp. to Aaa by Moody’s and record new business production, have been overshadowed by the current concerns in the credit markets. The performance of residential-related asset exposures has generally been poor in recent months given the high rates of defaults and delinquencies; however, Assured’s credit experience has been exceptional in the industry, with limited exposure to the major areas of market concern,” commented Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd. “Furthermore, in the subprime residential mortgage-backed securities (“RMBS”) market, one of the largest areas of concern, we are well protected. As an example, our direct U.S. subprime RMBS book of business underwritten since 2003 has an average subordination, or underlying credit enhancement, of 39% of the principal balance outstanding. Cumulative losses on the underlying collateral thus far have been only 1%.  Our expectation is for cumulative losses to be in the range of 14-15% of the original pool balance. Cumulative losses on average would have to exceed 29% of the original pool balances before we would incur losses.”

To assist analysts and investors in evaluating Assured’s financial results, this press release references several non-GAAP financial measures. These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of this press release. In each case, if available, the most directly comparable GAAP financial measure is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured’s management, analysts and investors evaluate its financial results and is comparable to estimates published by analysts in their research reports on Assured. The non-GAAP financial measures included in this press release are: operating income, present value of gross written premiums (“PVP”), net present value of estimated future installment premiums in force, and adjusted book value.

Analysis of Net Income(1)

($ in millions)

	3Q-07	3Q-06	% Change
Net (loss) income	$(115.0)	$37.9	NM
Less: After-tax realized losses on investments	(0.2)	—	NM
Less: After-tax unrealized losses on derivatives	(162.9)	(1.1)	NM
Operating income	$48.2	$39.0	24%

Weighted average shares outstanding (in millions):(2)
Basic - GAAP	67.8	73.2	(7)%
Diluted - GAAP	67.8	74.2	(9)%
Diluted - non-GAAP	68.9	74.2	(7)%

Per Diluted Share(1),(2)

	3Q-07	3Q-06	% Change
Net (loss) income	$(1.70)	$0.51	NM
Less: After-tax realized losses on investments	—	—	NM
Less: After-tax unrealized losses on derivatives	(2.40)	(0.02)	NM
Operating income	$0.70	$0.53	32%

NM = Not meaningful

(1) Some amounts may not add due to rounding.

(2) The calculations for weighted average diluted shares outstanding and weighted average basic shares outstanding for GAAP are the same due to the antidilutive effect of options and restricted stock as a result of the net loss for the third quarter 2007. However, operating income, a non-GAAP financial measure, for third quarter 2007 is positive, therefore the calculation of weighted diluted shares outstanding for operating income includes the dilutive effect of options and restricted stock.

Credit Quality:

Assured’s portfolio credit quality remained strong during the quarter.  The Company’s total net par outstanding continued to have an average rating of AA-, with over 47% of net par outstanding rated AAA, based on Assured’s internal rating system.  The Company’s below investment grade exposure declined to 0.5% of net par insured from 0.9% at year-end 2006.

The U.S. RMBS market continued to experience credit and liquidity stress in the quarter and the Company’s management continues to monitor and to stress test these exposures proactively.  As of September 30, 2007, Assured had $16.4 billion of U.S. RMBS net par outstanding, or 10.7% of net par outstanding, of which $14.7 billion is in the financial guaranty direct segment.  Assured has direct exposure of  $3.3 billion (20% of U.S. RMBS net par outstanding) spread across 86 transactions where subordinated tranches have been downgraded by one or more of the major rating agencies, although none of the Company’s tranches have been downgraded from triple-A or put on credit watch.   The Company has one transaction in its reinsurance segment with exposure of $1.8 million that has been downgraded from AAA to AA- by one of the major rating agencies.

The Company’s management has adjusted modeling assumptions for new and current exposures based on market conditions and transaction performance.  Management recently conducted an analysis of breakeven and stress case cumulative losses for Assured’s direct U.S. subprime RMBS and home equity line of credit (“HELOC”) exposures.  This testing confirms that future performance would need to deteriorate significantly beyond current assumptions before the Company would incur losses on its U.S. subprime RMBS portfolio.   The average credit enhancement for U.S. subprime RMBS deals underwritten in the financial guaranty direct segment since 2003 is currently about 39% of the remaining pool balance.  Assured’s direct HELOC exposures from the 2005 vintage have experienced increased delinquencies and collateral losses.  The Company has not incurred any claims on these transactions and even in stress scenarios, losses, if any, to Assured are not expected to be material given the modest level of the Company’s HELOC exposure and the levels of credit support built into the transactions.

As previously disclosed, the Company does not have any exposure to collateralized debt obligations of asset-backed securities (“CDOs of ABS”) underwritten after 2003 in either the financial guaranty direct or reinsurance segments.  Total CDOs of ABS exposure was $2.2 billion at September 30, 2007, with average current subordination of 21%.  The Company has only one CDO of ABS transaction with exposure to U.S. subprime RMBS. That transaction has net par outstanding of $594 million, of which 32% of the collateral is U.S. subprime RMBS.  In that transaction, all of the collateral is comprised of triple-A rated, senior-most tranches and none of the underlying collateral has been downgraded.  Assured’s exposure to this transaction expires in April 2008.

New Business Production:

Analysis of Present Value of Gross Written Premiums (PVP)(1)

($ in millions)

Gross written premiums (GWP) analysis:

	3Q-07	3Q-06	% Change
Present value of GWP (PVP)(2)
Financial guaranty direct:
U.S. structured finance	$77.0	$45.7	68%
International	45.4	36.9	23%
U.S. public finance	10.3	8.2	26%
Total financial guaranty direct	132.7	90.9	46%
Financial guaranty reinsurance	32.8	36.5	(10)%
Total PVP	165.5	127.4	30%
Less: Financial guaranty installment premium PVP	118.0	86.1	37%
Upfront financial guaranty GWP	47.5	41.3	15%
Plus: Financial guaranty installment GWP	40.3	30.3	33%
Financial guaranty GWP	87.8	71.6	23%
Plus: Mortgage guaranty segment GWP	1.4	1.9	(26)%
Plus: Other segment GWP	0.1	0.1	0%
Total gross written premiums	$89.3	$73.6	21%

(1) Some amounts may not add due to rounding.

(2) Due to reporting lags by Assured’s ceding companies, PVP for treaty reinsurance installment premiums in the Company’s financial guaranty reinsurance segment is reported on a one-quarter lag.

New business production as measured by present value of gross written premiums (“PVP”), a non-GAAP financial measure, was a record $165.5 million in the third quarter of 2007 compared to $127.4 million in the third quarter of 2006, an increase of 30%. The financial guaranty direct segment generated record PVP of $132.7 million in the third quarter of 2007 compared to $90.9 million in the third quarter of 2006, an increase of 46%. The increase in the financial guaranty direct segment reflects growth across all markets. New business production was particularly strong in the U.S. structured finance sector which has experienced a significant improvement in pricing related to current market conditions. Financial guaranty reinsurance segment PVP in the third quarter of 2007 declined

10% to $32.8 million, reflecting lower treaty volumes due principally to the cancellation of a treaty contract that took effect in the fourth quarter of 2006.

Gross par written in the quarter totaled $15.3 billion, an increase of 14% from $13.5 billion in the third quarter of 2006. This increase was driven by stronger par written in the U.S. structured finance and U.S. public finance markets of the financial guaranty direct segment, offset slightly by lower gross par written in the financial guaranty reinsurance segment. The average credit rating of gross par written during the quarter was AA+, of which 77% was rated AAA. At September 30, 2007, consolidated net par outstanding totaled $153.7 billion and had an average credit rating of AA-.

Income Statement Highlights:

Net Earned Premiums by Segment(1)

($ in millions)

	3Q-07	3Q-06	% Change
Financial guaranty direct	$31.7	$21.8	45%
Financial guaranty reinsurance	21.6	25.4	(15)%
Mortgage guaranty	2.9	4.9	(41)%
Total financial guaranty	$56.2	$51.9	8%
Other segment	—	—	0%
Total	$56.2	$51.9	8%

(1) Some amounts may not add due to rounding.

Net earned premiums in the third quarter of 2007 were $56.2 million compared to $51.9 million in the third quarter of 2006, an increase of 8% that was largely due to the 45% growth in financial guaranty direct net earned premiums. Financial guaranty direct net earned premiums grew from $21.8 million in the third quarter of 2006 to $31.7 million in the third quarter of 2007 due to the growth in the Company’s financial guaranty direct business, which has registered a 56% increase in net par outstanding since September 30, 2006. The segment’s net earned premiums included premiums from municipal refundings of $1.1 million ($0.01 per diluted share) during the quarter, while third quarter 2006 net earned premiums did not include any premiums from refundings.

Financial guaranty reinsurance net earned premiums were $21.6 million in the third quarter of 2007 compared to $25.4 million in the third quarter of 2006. Financial guaranty reinsurance net premiums earned from municipal refundings were $3.5 million ($0.02 per diluted share) in the third quarter of 2007 compared to $4.1 million ($0.03 per diluted share) in the prior year period. Financial guaranty reinsurance net earned premiums excluding refundings declined 15% due to the run-off of certain quota share treaties that were not renewed in 2004 and 2006. Third quarter 2007 mortgage guaranty net earned premiums were $2.9 million compared to $4.9 million in the third quarter of 2006, reflecting the reduction of in-force business in this segment.

Net investment income rose 12% in the third quarter of 2007 to $31.8 million as a result of a slight increase in investment yields as well as the 10% growth in total investments since September 30, 2006.

Expense Analysis(1)

($ in millions)

	3Q-07	3Q-06	% Change
Loss and loss adjustment expenses:
Financial guaranty direct	$6.4	$(0.3)	NM
Financial guaranty reinsurance	(3.4)	1.8	NM
Mortgage guaranty	0.8	0.4	100%
Total financial guaranty loss and loss adjustment expenses	$3.7	$1.9	95%
Other segment	—	(1.0)	NM
Total loss and loss adjustment expenses	3.7	0.9	311%
Profit commission expense	1.1	1.6	(31)%
Acquisition costs	10.3	11.3	(9)%
Other operating expenses	19.9	16.5	21%
Interest and related expenses	6.5	4.0	63%
Total expenses	$41.5	$34.4	21%

NM = Not meaningful

(1) Some amounts may not add due to rounding.

Assured’s total expenses in the third quarter of 2007 were $41.5 million compared to $34.4 million in the third quarter of 2006, an increase of 21%. The Company’s third quarter 2007 consolidated loss and loss adjustment expenses were $3.7 million, an increase of $2.8 million compared to the prior year. The higher loss and loss adjustment expenses in the quarter were principally due to portfolio reserve additions, including a $6.4 million increase in portfolio reserves as a result of Assured's annual updating of rating agency default statistics utilized in the Company’s loss portfolio reserving methodology. The Company also benefited from a portfolio loss reserve release related to an aircraft transaction in the financial guaranty reinsurance segment. The decline in acquisition costs reflects lower levels of ceding commission amortization due to lower net earned premiums in the reinsurance segment. The increase in Assured’s third quarter 2007 other operating expenses compared to the third quarter of 2006 resulted from higher compensation expenses that were largely due to increased headcount as well as higher expenses for restricted stock and stock option awards, including higher expenses due to the accelerated recognition of awards made to retirement eligible employees as required under FAS 123R. The increase in interest and related expenses over the third quarter of 2006 reflects interest costs that resulted principally from the Company’s December 2006 issuance of $150 million in Enhanced Junior Subordinated Debentures.

The Company’s third quarter 2007 provision for income taxes included a $6.0 million tax benefit due to a reduction in the Company’s FIN 48 liability as a result of the completion of a U.S. Internal Revenue Service audit of Assured’s subsidiary, Assured Guaranty Overseas US Holdings Inc. for the tax years 2002 through 2004.

As previously announced on October 22, 2007, the Company recorded a $162.9 million after-tax unrealized mark-to-market loss on its CDS contracts in force as of September 30, 2007. Approximately 70% of Assured’s unrealized mark-to-market loss on derivatives is due to a decline in the market value of high yield and investment grade corporate collateralized loan obligation transactions, with the balance generated by lower market values principally in the residential and commercial mortgage-backed securities markets. The mark-to-market loss does not reflect actual claims or credit losses, nor does it reduce Assured’s claims-paying resources, rating agency capital requirements or regulatory capital position. The Company’s CDS contracts are substantially similar to its financial guaranty insurance contracts and provide for credit protection against payment default. These contracts are generally held to maturity. The net gain or loss on CDS exposure will amortize to zero as the exposure approaches its maturity date, unless there is a payment default on the exposure.

Balance Sheet Highlights:

Assured’s consolidated total assets were $3,137.6 million at September 30, 2007, up 7% from December 31, 2006. Total invested assets were $2,614.0 million at September 30, 2007, up 6% from $2,465.1 million at December 31, 2006, and had an average credit rating of AAA and a duration of 4.4 years.

Shareholders’ Equity Highlights(1):

	As of
(amounts in millions except per share data)	September 30, 2007	December 31, 2006
Book value	$1,604.4	$1,650.8
Plus: Net unearned premium reserve, after tax(2)	614.2	557.0
Plus: Net present value of estimated future installment premiums in-force, after tax(3)	525.8	453.1
Less: Deferred acquisition costs (DAC), after tax	200.3	191.1
Adjusted book value	$2,544.1	$2,469.8

Shares outstanding at the end of period (in millions)	67.7	67.5

Book value per share outstanding:
Book value	$23.69	$24.44
Plus: Net unearned premium reserve, after tax(2)	9.07	8.25
Plus: Net present value of estimated future installment premiums in-force, after tax(3)	7.76	6.71
Less: DAC, after tax	2.96	2.83
Adjusted book value	$37.57	$36.57

(1) Some amounts may not add due to rounding.

(2) Unearned premium reserve less pre-paid reinsurance premiums, after tax.

(3) Due to reporting lags by Assured’s ceding companies, the present value of estimated treaty reinsurance installment premiums in force in the Company’s financial guaranty reinsurance segment is reported on a one-quarter lag.

As of September 30, 2007, Assured’s book value per share was $23.69 compared to $24.44 at year-end 2006, a 3% decrease. The decline in book value per share is due to the unrealized mark-to-market loss on derivatives. As of September 30, 2007, adjusted book value per share, a non-GAAP financial measure, was $37.57 compared to $36.57 at year-end 2006, a 3% increase. The growth in adjusted book value per share is primarily due to a 10% increase in the net unearned premium reserve, after tax, and a 16% increase in the net present value of estimated future installment premiums in-force, after tax, since year-end 2006.

Investor Conference Call:  Assured will host a conference call for investors at 8:00 a.m. ET (9:00 a.m. AT) on Wednesday, November 7, 2007. The earnings conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at www.assuredguaranty.com or by dialing 800-638-4930 (in the U.S.) or 617-614-3944 (International), passcode 44297800. A replay of the call will be available through December 7, 2007. To listen to the replay dial: 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 12378747.

Please refer to Assured’s Third Quarter 2007 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets. More information can be found at www.assuredguaranty.com.

Explanation of Non-GAAP Financial Measures:

The following section defines non-GAAP financial measures presented in this press release and describes why they are useful for investors.

Operating income, which is a non-GAAP financial measure, is defined as net income (loss) excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivative financial instruments. Management believes that operating income is a useful measure for management, equity analysts and investors because the presentation of operating income enhances the understanding of Assured’s results of operations by highlighting the underlying profitability of Assured’s insurance business. Net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments are excluded because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, market interest rates, credit spreads, and other factors that management cannot control or predict. This measure should not be viewed as a substitute for net income (loss) determined in accordance with GAAP.

Adjusted book value, which is a non-GAAP financial measure, is defined as shareholders’ equity (book value) plus the after-tax value of the unearned premium reserve net of prepaid reinsurance premiums, plus the net present value of estimated future installment premiums in force, less future ceding commissions, after tax discounted at 6%, less deferred acquisition costs, after tax. Management believes that adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company’s in-force premiums and capital base. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, and other factors that management cannot control or predict. This measure should not be viewed as a substitute for book value determined in accordance with GAAP.

Net present value of estimated future installment premiums in force, which is a non-GAAP financial measure, is defined as the present value of estimated future installment premiums from our in-force book of business, net of reinsurance and discounted at 6%. Management believes that net present value of estimated future installment premiums in force is a useful measure for management, equity analysts and investors because it permits an evaluation of the value of future estimated installment premiums. Estimated future premiums may change from period to period due to changes in par outstanding, maturity, or other factors that management cannot control or predict that result from market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors. There is no comparable GAAP financial measure.

Present value of gross written premiums or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums on contracts written in the current period, discounted at 6% per year. Management believes that PVP is a useful measure for management, equity analysts and investors because it permits the evaluation of the value of new business production for Assured by taking into account the value of estimated future installment premiums on new contracts underwritten in a reporting period, which GAAP gross premiums written does not adequately measure. Actual future net earned or written premiums may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

For adjusted book value, net present value of estimated future installment premiums in force, and PVP, Assured uses 6% as the present value discount rate because it is the approximate taxable equivalent yield on Assured’s investment portfolio for the periods presented.

Assured Guaranty Ltd.

Consolidated Income Statements *

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(dollars in millions)
Revenues
Gross written premiums	$89.3	$73.6	$250.7	$240.5
Net written premiums	80.3	73.1	233.6	234.2

Net earned premiums	56.2	51.9	164.3	148.2

Net investment income	31.8	28.5	94.2	82.0
Other income	0.4	—	0.4	—
Total revenues	$88.4	$80.4	$258.9	$230.2

Expenses
Loss and loss adjustment expenses	3.7	0.9	(10.1)	(6.0)
Profit commission expense	1.1	1.6	3.6	4.7
Acquisition costs	10.3	11.3	32.0	33.4
Other operating expenses	19.9	16.5	59.4	49.3
Interest and related expenses	6.5	4.0	19.6	12.0
Total expenses	$41.5	$34.4	$104.5	$93.4

Income before provision for income taxes	46.9	46.0	154.4	136.8

Total (benefit) provision for income taxes	(1.3)	7.0	13.4	21.1

Operating income **	$48.2	$39.0	$141.0	$115.7

After-tax realized losses on investments	(0.2)	—	(1.7)	(1.4)
After-tax unrealized (losses) gains on derivatives	(162.9)	(1.1)	(182.5)	3.0

Net (loss) income	$(115.0)	$37.9	$(43.2)	$117.3

*	Some amounts may not add due to rounding.
**	Net income (loss) excluding after-tax realized gains (losses) on investments and after-tax unrealized gains (losses) on derivatives.

Assured Guaranty Ltd.

Consolidated Balance Sheets *

	As of:
	September 30,	December 31,
	2007	2006
	(dollars in millions)

Assets
Fixed maturity securities, at fair value	$2,461.8	$2,331.1
Short-term investments, at cost which approximates fair value	152.2	134.1
Total investments	2,614.0	2,465.1

Cash and cash equivalents	25.2	4.8
Accrued investment income	25.7	24.2
Deferred acquisition costs	227.5	217.0
Prepaid reinsurance premiums	17.4	7.5
Reinsurance recoverable on ceded losses	9.0	10.9
Premiums receivable	41.1	41.6
Goodwill	85.4	85.4
Unrealized gains on derivative financial instruments	21.3	52.6
Deferred tax asset	39.7	—
Receivables for securities sold	5.4	0.6
Other assets	25.9	25.6
Total assets	$3,137.6	$2,935.3

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$724.0	$644.5
Reserves for losses and loss adjustment expenses	113.9	120.6
Profit commissions payable	19.2	36.0
Reinsurance balances payable	8.2	7.2
Current income taxes payable	4.4	7.2
Deferred income taxes	—	39.9
Funds held by Company under reinsurance contracts	25.0	21.4
Unrealized losses on derivative financial instruments	223.3	6.7
Senior notes	197.4	197.4
Series A Enhanced Junior Subordinated Debentures	149.7	149.7
Liability for tax basis step-up adjustment	10.1	15.0
Payables for securities purchased	14.7	—
Other liabilities	43.4	39.0
Total liabilities	1,533.3	1,284.6

Shareholders’ equity
Common stock	0.7	0.7
Additional paid-in capital	721.0	711.3
Retained earnings	848.1	896.9
Accumulated other comprehensive income	34.6	41.9
Total shareholders’ equity	1,604.4	1,650.8

Total liabilities and shareholders’ equity	$3,137.6	$2,935.3

* Some amounts may not add due to rounding.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward looking statements, including its calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force, total estimated net future premium earnings, and statements regarding losses, pricing, ratings, capital adequacy and the growth of the direct business could be affected by many events. These events include a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments or volatility in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserves, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investors and Media

Sabra Purtill, CFA

Managing Director, Investor Relations and Strategic Planning

212-408-6044

441-278-6665

spurtill@assuredguaranty.com

Christopher McNamee

Vice President, Investor Relations

212-261-5509

cmcnamee@assuredguaranty.com